BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON DECEMBER 18, 2018

1.            Date, Time and Place: Meeting held on December 18, 2018, at 10:00 a.m., by conference call.

2.            Summons and Presence: Summons was waived due to the presence of the totality of the members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”), Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”) and Mr. Walter Malieni Jr. (“Mr. Walter Malieni”).

3.            Presiding Board: Chairman: Pedro Pullen Parente. Secretary: Cristiana Rebelo Wiener.

4.            Agenda: (i) Sale Approval of Avex.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matter was discussed and the following resolutions were taken:

5.1.       Sale Approval of Avex. The totality of the present members of the Board of Directors, favorably voted for the adoption of the recommendations of the Board of Officers regarding the sale of Avex S.A. (“Avex”), an Argentinian company controlled by the Company, to Granja Tres Arroyos S.A. (“Granja Tres Arroyos”) and to Fribel S.A. (“Fribel”), upon the execution of a Sale and Purchase Agreement of the Shares issued by Avex (“SPA”), by means of which Granja Tres Arroyos and Fribel jointly undertook to acquire 100% of Avex’s capital stock, by the enterprise value equivalent to US$50,000,000.00 (fifty million American dollars), which closing is subject to the verification of certain conditions precedent provided in the SPA.

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on December 18, 2018.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON DECEMBER 18, 2018

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 88 to 90, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, December 18, 2018.

Cristiana Rebelo Wiener Secretary

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on December 18, 2018.